                                                                  Exhibit (11.0)


                               BADGER METER, INC.

               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE *
                (Dollars in thousands except per share amounts)


                                             Three Months Ended                      Six Months Ended
                                             ------------------
                                                   June 30,                                June 30,
                                                   --------                                --------
                                             1997               1996                 1997               1996
                                             ----               ----                 ----               ----
PRIMARY
-------

Shares
------
Average shares outstanding              3,567,471          3,538,978            3,584,438          3,530,276
Shares issuable upon exercise of
  stock options                           227,387            110,464              214,511            117,444
                                      -----------        -----------           ----------        -----------
Total                                   3,794,858          3,649,442            3,798,949          3,647,720
                                      ===========        ===========           ==========        ===========

Earnings
--------
Net earnings applicable to adjusted
  common shares                       $     1,900        $     1,389           $    3,210        $     2,277
                                      ===========        ===========           ==========        ===========

Per share amounts
-----------------
Net earnings per share                $       .50        $       .38           $      .85        $       .63
                                      ===========        ===========           ==========        ===========

FULLY DILUTED
-------------

Shares
------
Average shares outstanding              3,567,471          3,538,978            3,584,438          3,530,276
Shares issuable upon exercise of
  stock options                           271,580            110,988              268,157            125,864
                                      -----------        -----------           ----------        -----------
Total                                   3,839,051          3,649,966            3,852,595          3,656,140
                                      ===========        ===========           ==========        ===========

Earnings
--------
Earnings applicable to adjusted
  common shares                       $     1,900        $     1,389           $    3,210        $     2,277
                                      ===========        ===========           ==========        ===========

Per share amounts
-----------------
Net earnings per share                $       .49        $       .38           $      .83        $       .63
                                      ===========        ===========           ==========        ===========


*All per share amounts and number of shares data have been restated to reflect the 2-for-1 stock split paid April 18, 1997. Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share does not necessarily equal the total for the year.





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